Exhibit 10.36

June 9, 2015

Scott Hyatt
[Address Omitted]
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Dear Scott,

We are pleased to confirm an offer of employment to you as EVP, Chief Supply Chain Officer. As part of the Lands’ End Executive team, you will report directly to Federica Marchionni, Chief Executive Officer.

Some key elements of the position are as follows:

•	Start date of June 29, 2015

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Your offer is contingent upon a satisfactory completion of a criminal background check, employment authorization and verification and written confirmation, in a form acceptable to Lands’ End, that you are not subject to any restrictions arising out of your prior employment which would be breached or violated by your accepting a position with Lands’ End.

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Annual base salary of $550,000 paid in bi-weekly payments. Increases will be determined based on a number of factors, with your performance typically being the most significant factor. The first eligibility for a merit review would be with the fiscal 2016 cycle.

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Participation in the Lands’ End, Inc. Annual Incentive Bonus Plan (“AIP”) with an annual target incentive opportunity of 65% of your base salary which is $357,500 annualized.  Your target incentive under the 2015 AIP will be prorated from your start date through January 29, 2016, the last day of Lands’ End’s 2015 fiscal year. Any incentive payable with respect to a fiscal year will be paid on or about April 15th of the following fiscal year, provided that you are actively employed at the payment date. The portion of the bonus target paid each year is based on your performance and the Company’s fiscal results.  Further details regarding your 2015 AIP target award will be provided to you following your start date.

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You will be eligible to receive a Special Incentive Award with respect to Lands’ End’s 2015 fiscal year (payable on or about April 15th of the fiscal year following the applicable fiscal year), provided that you are actively employed on the payment date, subject to the following terms:

•	2015 fiscal year: $125,000, 100% of which is subject to reduction by any amount payable to you under the 2015 AIP.

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Eligibility to participate in the Lands' End Retirement Plan includes a 401(k) contribution feature and currently includes a Company Match.  Eligibility will start on the first calendar quarter following hire date.  Lands’ End will begin matching contributions at 50% on the first 6% of eligible earnings, beginning with the first calendar quarter after completing a year of service and subject to the continued availability of the match under the plan.

•	In recognition of your previous related experience, you will receive (4) weeks of vacation as of your start date.

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Subject to approval by the Compensation Committee of the Lands’ End Board of Directors, with this position, it is our intent to offer an annual long-term incentive with a target value of 100% of your base salary which is $550,000 annualized. The long-term incentive is proposed to include two components: 75% ($412,500) of the target value being Performance Cash under our Long-Term Incentive Program and 25% ($137,500) at grant date of the target value being time-vested Restricted Stock Units. Further details regarding the Fiscal 2015 LTI target award will be provided following approval by the Compensation Committee.

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As a condition of employment, you will be required to sign an Executive Severance Agreement (ESA).  While the terms and conditions of the ESA will govern, here is a summary of some of the items covered by the ESA: If your employment with Lands’ End is terminated by LE (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the ESA), you will receive twelve (12) months of salary continuation, equal to your base salary at the time of termination, reduced by any interim earnings you may otherwise receive.   Under the ESA, you agree, among other things, not to disclose confidential information and, for eighteen (18) months following termination of employment, not to solicit our employees.  You also agree not to aid, assist or render services for any ‘Lands’ End Competitor’ (as defined in the ESA) for twelve (12) months following termination of employment.  The non-disclosure, non-solicitation and non-compete provisions apply regardless of whether you are eligible for severance benefits under the ESA.

Scott, as we discussed the next step would be to meet with a few members of our board, followed by final approval of this offer by our Board of Directors. If you need additional information or clarification, please call me at 608-935-4377.

Sincerely,

/s/ Kelly Ritchie	/s/ Scott Hyatt_____________________________
Kelly Ritchie	Scott Hyatt
SVP - Employee Services